Exhibit I

SECURITIES AND EXCHANGE COMMISSION
(RELEASE NO. 35- -------); 70-6903


            Jersey Central Power & Light Company, 2800 Pottsville Pike, Reading, Pennsylvania 19605, an electric utility subsidiary of GPU, Inc., a registered holding company, has filed with the Commission a further post-effective amendment to its Application in this proceeding pursuant to Section 9(a) and 10 of the Public Utility Holding Company Act of 1935 ("Act").
            By Orders dated November 16, 1983 (HCAR No. 23121), November 19, 1984 (HCAR No. 23486), July 30, 1985 (HCAR No. 23773), June 27, 1986 (HCAR No.
24138), January 17, 1990 (HCAR No. 25007) and October 24, 1994 (HCAR No. 26149),
the Commission, among other things, authorized JCP&L to acquire from time to time until December 31, 1999, up to $15 million of obligations of its electric customers, and to incur up to $750,000 of administrative and other related expenses, arising from such customers' participation in the JCP&L's Home Energy Loan Program, Solar Water Heating Conversion Program, and Electric Heat Conversion Program. Such obligations consist of notes evidencing disbursements made by JCP&L to contractors on behalf of these customers in connection with the foregoing programs.
            JCP&L now requests authorization to extend the time during which it may acquire such customer obligations (up to the

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aforesaid  amount of $15 million)  and incur  administrative  and other  related expenses (up to the aforesaid aggregate amount of $750,000) until December 31, 2004.
            The Application, as amended, is available for public inspection through the Commission's Office of Public Reference. Interested persons wishing to comment or request a hearing should submit their views in writing by ---------------, 1999 to the Secretary, Securities and Exchange Commission, Washington, D.C. 20549, and serve a copy on the applicant at the address specified above. Proof of service (by affidavit, or in case of an attorney at law, by certificate) should be filed with the request. Any request for a hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in this matter. After said date, the Application, as amended, may be granted.










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